UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 27, 2026

Slide Insurance Holdings, Inc.

(Exact name of Registrant as Specified in Its Charter)

Delaware	001-42707	87-1554861
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

4221 W. Boy Scout Blvd., Suite 200
Tampa, Florida		33607
(Address of Principal Executive Offices)		(Zip Code)

Registrant’s Telephone Number, Including Area Code: 813 748-2030

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value $0.01 per share	SLDE	Nasdaq Global Select Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01 Entry into a Material Definitive Agreement

Credit Agreement

On October 26, 2026 (the “Closing Date”), Slide Insurance Holdings, Inc. (the “Company”), as borrower, entered into a Credit Agreement (the “Credit Agreement”) among the Company, certain subsidiaries of the Company from time to time party thereto, as guarantors (the “Guarantors”), the lenders from time to time party thereto (the “Lenders”), and The Huntington National Bank (“Huntington”), as administrative agent (in such capacity, the “Administrative Agent”), collateral agent, issuing bank and swingline lender. Capitalized terms used but not defined herein have the meanings given to them in the Credit Agreement.

The Credit Agreement provides for secured credit facilities in an aggregate principal amount of $1.072 billion, consisting of (i) a revolving credit facility in an aggregate principal amount of $670.0 million (the “Revolving Facility”), under which the Company may also obtain swingline loans of up to $10.0 million and letters of credit, each of which is limited to the unused revolving commitments, and (ii) a delayed draw term loan facility in an aggregate principal amount of $402.0 million (the “DDTL Facility” and, together with the Revolving Facility, the “Credit Facilities”). On the Closing Date, the Company borrowed $50.0 million of delayed draw term loans. Thereafter, until April 26, 2028 (subject to earlier termination in certain customary circumstances), the Company may borrow the remaining delayed draw term loan commitments in one or more borrowings, each in a minimum amount of $5.0 million, upon at least five business days' prior notice, provided that the Company may make no more than ten delayed draw borrowings in total (including the borrowing on the Closing Date). Amounts repaid or prepaid under the DDTL Facility may not be reborrowed. Each delayed draw term loan amortizes in quarterly installments equal to 2.5% of its original principal amount, with the balance due on the Maturity Date (as defined below).

Unless terminated earlier by the Company, the Credit Facilities are scheduled to mature on October 26, 2031 (the “Maturity Date”). Subject to the agreement of existing or new lenders to provide the additional commitments and the satisfaction of certain conditions, including pro forma compliance with the financial covenants, the Company may request incremental revolving commitments and/or incremental term loans (including increases to the DDTL Facility) in an aggregate principal amount of up to $378.0 million.

Borrowings under the Credit Facilities bear interest, at the Company’s option, at either (a) a base rate plus an applicable margin ranging from 2.00% to 2.75% per annum or (b) Term SOFR plus an applicable margin ranging from 3.00% to 3.75% per annum, in each case based on the Company’s Consolidated Total Leverage Ratio. The Company will also pay a commitment fee on unused revolving commitments and a ticking fee on unused DDTL commitments, each ranging from 0.35% to 0.50% per annum based on the Consolidated Total Leverage Ratio, as well as customary letter of credit fees.

Proceeds of loans under the Credit Facilities borrowed on the Closing Date were used to repay amounts outstanding under the Existing Credit Agreement (as defined below) and to pay fees, costs and expenses incurred in connection with entry into the Credit Agreement. After the Closing Date, revolving loans may be used for working capital and other general corporate purposes of the Company and its subsidiaries, including permitted investments. Delayed draw term loans borrowed after the Closing Date may be used to in connection with permitted acquisitions and related costs, and to repay revolving loans that were used for that purpose within the prior six months preceding the date of the applicable delayed draw term loan borrowing.

The obligations under the Credit Agreement are guaranteed by the Guarantors. The obligations of the Company and the Guarantors are secured by liens on substantially all of their assets, including a pledge of the equity interests in the Guarantors, subject to customary exceptions. The Company’s regulated insurance and reinsurance subsidiaries are not Guarantors.

The Credit Agreement contains customary representations and warranties, including representations relating to insurance regulatory matters. It also contains customary affirmative and negative covenants, including limitations on indebtedness, liens, investments, restricted payments, fundamental changes, asset sales, affiliate transactions and the prepayment of other indebtedness. In addition, the Credit Agreement requires the Company to maintain, as of the end of each fiscal quarter beginning with the fiscal quarter ending December 31, 2026:

•
a Consolidated Total Leverage Ratio of not more than 2.50 to 1.00. At the Company’s election, this ratio may increase to 3.00 to 1.00 for the four fiscal quarters following a permitted acquisition with aggregate consideration of more than $200.0 million, and the Company may make this election up to three times prior to termination of the Credit Facilities;
•
a Consolidated Fixed Charge Coverage Ratio of not less than 1.20 to 1.00; and
•
a minimum Consolidated Net Worth of not less than 80% of Consolidated Net Worth as of June 30, 2026, plus 50% of positive quarterly Consolidated Net Income and 100% of the net cash proceeds of equity issuances, in each case after June 30, 2026.

In addition, each of the Company's subsidiaries that is subject to minimum statutory capital or risk-based capital requirements must, as of the end of each fiscal year, comply with such requirements and maintain a risk-based capital ratio of at least 150% of company action level, subject to a 30-day cure period.

The Credit Agreement contains customary events of default. These include nonpayment; breach of representations, warranties or covenants; cross-default to other material indebtedness; bankruptcy and insolvency events; material judgments; certain ERISA events; the loss or suspension of material licenses (including insurance licenses); a change in control; and the invalidity of the credit documents. They also include events specific to the Company’s insurance business, relating to catastrophe risk retention and reinsurer concentration. If an event of default occurs and is continuing, the Administrative Agent may, and at the direction of the required Lenders shall, terminate the commitments and accelerate the outstanding obligations. In the case of certain bankruptcy events, these remedies apply automatically.

Certain of the Lenders and their respective affiliates have, from time to time, performed, and may in the future perform, various commercial banking, investment banking, financial advisory and other services for the Company and its affiliates, for which they have received or will receive customary fees and expenses.

The foregoing description of the Credit Agreement is a summary, does not purport to be complete and is qualified in its entirety by reference to the Credit Agreement, which is filed as Exhibit 10.1 to this Current Report on Form 8-K and is incorporated herein by reference.

Item 1.02. Termination of a Material Definitive Agreement.

On the Closing Date, in connection with its entry into the Credit Agreement, the Company repaid in full all outstanding loans and other obligations under, and terminated, its Amended and Restated Credit Agreement, dated as of June 25, 2024 (as amended, including by the Third Amendment dated July 27, 2026, the “Existing Credit Agreement”) by and among the Company, the guarantors party thereto, the lenders party thereto and Regions Bank, as administrative agent, collateral agent, swingline lender and issuing bank. The administrative agent, collateral agent, swingline lender and issuing bank. The Credit Agreement is a material upsizing over the Existing Credit Agreement which provided for, among other things, a revolving credit facility of $530.4 million. The Company did not incur any early termination penalties in connection with the termination of the Existing Credit Agreement.

Item 2.02 Results of Operations and Financial Condition.

On October 27, 2026, the Company issued a press release announcing its financial results for the three and nine months ended September 30, 2026. A copy of the press release is furnished as Exhibit 99.1 to this Form 8-K.

Item 2.03. Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information set forth under Item 1.01 of this Current Report on Form 8-K is incorporated herein by reference.

Item 7.01 Regulation FD Disclosure.

On October 27, 2026, the Company announced that its Board of Directors has declared (i) quarterly cash dividend of $0.07 per share on the Company’s issued and outstanding shares of common stock, and (ii) a one-time special cash dividend of $1.50 per share on the Company’s issued and outstanding shares of common stock. The quarterly and one-time special dividend will be payable on November 30, 2026, to stockholders of record as of November 23, 2026. A copy of the press release is furnished as Exhibit 99.2 to this Form 8-K.

The information contained in Item 2.02, Item 7.01 and Exhibits 99.1, 99.2 and 99.3 of this Form 8-K shall not be deemed “filed” for the purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or otherwise incorporated by reference into any filing pursuant to the Securities Act of 1933, as amended, or the Exchange Act, except as otherwise expressly stated in such filing.

Item 9.01 Financial Statements and Exhibits.

Exhibit No.	Description
10.1

Credit Agreement, dated as of October 26, 2026, by and among Slide Insurance Holdings, Inc., as borrower, the subsidiaries of the borrower from time to time party thereto, as guarantors, the lenders from time to time party thereto, and The Huntington National Bank, as administrative agent, collateral agent, issuing bank and swingline lender.

99.1	Earnings Press Release Dated as of October 27, 2026
99.2	Press Release dated as of October 27, 2026, relating to the quarterly dividend and one-time special dividend
99.3	Press Release Dated as of October 27, 2026, relating to the credit facility

104	Cover Page Interactive Data File - the cover page XBRL tags are embedded within the Inline XBRL document

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Slide Insurance Holdings, Inc.

Date:	October 27, 2026	By:	/s/ Anastasios Omiridis
Name: Anastasios Omiridis Title: Chief Financial Officer